SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*







              Enable Holdings, Inc. (f/k/a uBid.com Holdings Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    29247X109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 August 22, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]         Rule 13d-1(b)

[X]         Rule 13d-1(c)

[_]         Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29247X109
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
           ---------------------------------------------------------------------
                22-2514825
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned
                         by Each Reporting Person             0
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 29247X109
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones, II
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned
                         by Each Reporting Person             0
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN

CUSIP No. 29247X109
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                James J. Pallotta
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned
                         by Each Reporting Person             0
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 29247X109
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Tudor BVI Global Portfolio L.P.
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                           0
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 29247X109
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Raptor Global Portfolio Ltd.
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                           0
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

              Enable Holdings, Inc. (f/k/a uBid.com Holdings, Inc.)

Item 1(b).    Address of Issuer's Principal Executive Offices:

              8725 Higgins Road, Suite 900
              Chicago, IL 60631

Item 2(a).    Name of Person Filing:

              Tudor Investment Corporation ("TIC")
              Paul Tudor Jones, II
              James J. Pallotta
              The Tudor BVI Global Portfolio L.P. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).    Address of Principal Business Office or, if none, Residence:

              The principal business office of TIC is:

                  1275 King Street
                  Greenwich, CT 06831

              The principal business office of Mr. Jones is:

                  c/o Tudor Investment Corporation
                  1275 King Street
                  Greenwich, CT 06831

              The principal business office of Mr. Pallotta is:

                  c/o Tudor Investment Corporation
                  50 Rowes Wharf, 6th Floor
                  Boston, MA 02110

              The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                  c/o CITCO
                  Kaya Flamboyan 9
                  P.O. Box 4774
                  Curacao, Netherlands Antilles

Item 2(c).    Citizenship:

              TIC is a Delaware corporation.
              Messrs. Jones and Pallotta are citizens of the United States. BVI Portfolio is a limited partnership and Raptor Portfolio is a company, each organized under the laws of the Cayman Islands.

Item 2(d).    Title of Class of Securities:

              Common Stock, par value $0.001

Item 2(e).    CUSIP Number:

              29247X109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [  ]  Broker or Dealer registered under section 15 of the Act
         (b) [  ]  Bank as defined in section 3(a)(6) of the Act
         (c) [  ]  Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [  ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of September 2, 2008).

         (a) Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class:  See Item 11 of cover pages

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote

                                                       See Item 5 of cover pages
                                                       -------------------------

            (ii)  shared  power  to vote or to direct the vote

                                                       See Item 6 of cover pages
                                                       -------------------------

            (iii) sole power to dispose or to direct the disposition of

                                                       See Item 7 of cover pages
                                                       -------------------------

            (iv)  shared power to dispose or to direct the disposition of

                                                       See Item 8 of cover pages
                                                       -------------------------


            The shares of Common Stock reported herein as beneficially owned were owned directly by BVI Portfolio and Raptor Portfolio. Because TIC provides investment advisory services to BVI Portfolio and Raptor Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Pallotta expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7.  Identification  and  Classification  of the Subsidiary   Which Acquired
          the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.  Identification and Classification of Members of the Group.

            See cover pages

Item 9.  Notice of Dissolution of Group.

            Not applicable

Item 10. Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    Dated:      September 2, 2008


                                    TUDOR INVESTMENT CORPORATION


                                    By:      /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                            Counsel




                                         /s/ Paul Tudor Jones, II
                                    --------------------------------------------
                                         Paul Tudor Jones, II



                                         /s/ James J. Pallotta
                                    --------------------------------------------
                                         James J. Pallotta


                                    THE TUDOR BVI GLOBAL PORTFOLIO L.P.

                                    By:   Tudor BVI GP Ltd.
                                    Its:  General Partner

                                    By:   Tudor Investment Corporation,
                                          Trading Advisor

                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                               General Counsel

                                    THE RAPTOR GLOBAL PORTFOLIO LTD.

                                    By:  Tudor Investment Corporation,
                                         Investment Adviser


                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                               General Counsel